Exhibit 10.8
SHARE PLEDGE AGREEMENT
     THIS AGREEMENT, dated as of February 22, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”),
BETWEEN:
GRAN TIERRA ENERGY INC., a corporation organized under the laws of the State of Nevada (the “Pledgor”)
- and -
STANDARD BANK PLC, in its capacity as administrative agent under the Credit Agreement (as hereinafter defined) acting for and on behalf of the Secured Parties (in such capacity, the “Pledgee”).
RECITALS:
A.	The Pledgor is the direct and beneficial owner of all of the issued and outstanding shares of 1203647 ALBERTA INC., a corporation organized under the laws of the Province of Alberta (Corporate Access Number 2012036477) (the “Issuer”).

B.	Pursuant to a credit agreement, dated as of February 22, 2007 (the “Credit Agreement”) among the Pledgor, Gran Tierra Colombia Energy, Ltd., Argosy Energy Corp., the lenders from time to time party thereto (the “Banks”) and the Pledgee, the Pledgee and the Banks have entered into financing arrangements pursuant to which the Banks may make loans and provide other financial accommodations to the Pledgor.

C.	In order to induce the Banks to make loans and provide other financial accommodations pursuant to the Credit Agreement, and to induce the Designated Hedge Counterparty to enter into the Designated Hedging Agreement and for other good and valuable consideration (the sufficiency of which the Pledgor hereby acknowledges), the Pledgor has agreed to secure the prompt payment in full when due of the Obligations by executing and delivering to the Pledgee this Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees as follows:
1.	DEFINITIONS; RULES OF INTERPRETATION
(a) Definition of Terms Used Herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement. In addition:
(i) “Bylaws” means the bylaws of the Issuer, or such other analogous agreement governing its operation.

(ii) “Issuer” has the meaning set forth in the recitals hereto.
(iii) “Obligations” means the principal of and interest on the Loans made by the Banks to, and the Notes held by each Bank from, and Reimbursement Obligations in respect of Letters of Credit issued for the account of, and the Designated Hedging Obligations of, the Pledgor and all other amounts from time to time owing to the Secured Parties by the Pledgor under the Credit Agreement, under the Notes, under each Designated Hedging Agreement and by any Obligor under any of the other Loan Documents to which such Obligor is a party, in each case strictly in accordance with the terms hereof and thereof.
(iv) “PPSA” means the Personal Property Security Act (Alberta), R.S.A. 2000 c. P-7, as amended.
(v) “Pledged Interests” means 65% of the total issued share capital (less such share, not to exceed 1 per cent., as may be required to avoid the giving of any fractions of a share as security) held by the Pledgor in the Issuer now or in the future owned by it, or (to the extent of its interest) in which it now or in the future has an interest, being at the date of this Agreement, 65 common shares without par value.
(vi) “Pledged Property” has the meaning set forth in Section 2(a) hereto.
2.	GRANT OF SECURITY INTEREST
(a) As collateral security for the prompt performance, observance and indefeasible payment in full of all the Obligations, the Pledgor hereby assigns and pledges to the Pledgee, and grants to the Pledgee for itself and the benefit of the Secured Parties, a security interest in and Lien upon the following (collectively, the “Pledged Property”):
(i) the Pledged Interests and all certificates (if any) at any time representing or evidencing the Pledged Interests;
(ii) all of its present and future right to receive payment of money or other distributions arising out of or in connection with the Pledged Interests;
(iii) all proceeds of and to any of the property of the Pledgor described above, including, without limitation, all causes of action, claims and warranties now or hereafter held by the Pledgor in respect of any of the items listed above; and
(iv) the Pledgor’s books and records with respect to any of the foregoing.
(b) [Intentionally Omitted]

3.	OBLIGATIONS SECURED
(a) The Lien and other interests granted to the Pledgee for itself and the benefit of the Secured Parties, pursuant to this Agreement shall secure the prompt performance and payment in full of any and all of the Obligations.
(b) The Pledgor shall deposit with the Pledgee all certificates representing the Pledged Interests. All certificates deposited pursuant to this section 3(b) shall not contain any reference to restrictions on the transfer of the Pledged Interests represented thereby and shall be accompanied by a duly executed stock power transfer.
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS
     The Pledgor hereby represents, warrants and covenants with and to the Pledgee and the Secured Parties the following as of the date hereof (all of such representations, warranties and covenants being continuing so long as any of the Obligations are outstanding):
(a) The Pledged Interests are duly authorized and validly existing and constitute 65 per cent of the Pledgor’s ownership interest in the Issuer and the Pledgor is the registered owner of the Pledged Interests.
(b) The Pledgor is the holder of all of the ownership interests in the Issuer.
(c) The Pledged Property pledged by the Pledgor hereunder is directly, legally and beneficially owned by the Pledgor free and clear of all claims and Liens of any kind, nature or description, other than those created pursuant to this Agreement in favor of the Pledgee (for itself and for the benefit of the Secured Parties) and other than Permitted Liens.
(d) The Pledged Property pledged by the Pledgor hereunder is not subject to any restriction relative to the transfer thereof (other than applicable law) and the Pledgor has the right to transfer the Pledged Property free and clear of any Lien other than Permitted Liens;
(e) The Pledged Property pledged by the Pledgor hereunder is duly and validly pledged to the Pledgee, no consent or approval of any governmental or regulatory authority or of any securities exchange or the like, nor any consent or approval of any other third party, was or is necessary to the validity and enforceability of this Agreement, except as expressly set forth herein (other than applicable securities laws which will apply in connection with an exercise of remedies hereunder).
(f) If the Pledgor shall become entitled to receive or acquire, or shall receive any ownership interest certificate, or option or right with respect to the Pledged Interests (including without limitation, any certificate representing a distribution or exchange of or in connection with reclassification of the Pledged Interests) whether as an addition to, in substitution of, or in exchange for any of the Pledged Property or otherwise, the Pledgor agrees to accept the same as the Pledgee’s agent, to hold the same in trust for the Pledgee and to deliver the same forthwith to the Pledgee or the Pledgee’s agent or bailee in the form received, with the endorsement(s) of the Pledgor where necessary and/or appropriate powers and/or assignments duly executed to be held by the Pledgee or the Pledgee’s agent or bailee subject to the terms hereof, as further security for the Obligations.
(g) As of the date hereof, the Pledged Interests pledged by the Pledgor hereunder are represented by Share Certificate No. C-2.
(h) The Pledgor shall keep full and accurate books and records relating to the Pledged Property pledged by the Pledgor hereunder and stamp or otherwise mark such books and records in such manner as the Pledgee may in good faith require in order to reflect the security interests granted by this Agreement.
(i) The Pledgor shall not, without the prior consent of the Pledgee, directly or indirectly, sell, assign, transfer, or otherwise dispose of, or grant any option with respect to the Pledged Property, nor shall the Pledgor create, incur or permit any further Lien with respect to the Pledged Property other than as permitted in the Credit Agreement.
(j) So long as no Event of Default has occurred and is continuing, the Pledgor shall have the right to exercise all rights with respect to the Pledged Property, except as expressly prohibited herein or in the other Loan Documents, and to receive any distributions payable in respect of the Pledged Property (but subject to terms of the Credit Agreement with respect thereto).
(k) The Pledgor has delivered to the Pledgee a true, correct and complete copy of the bylaws of the Issuer. There are and, unless as permitted under the Credit Agreement, shall be no other agreements governing the formation, organization or terms of the ownership interests with respect to the Issuer.
(l) Other than as permitted in the Credit Agreement, the Pledgor shall not permit the Issuer, directly or indirectly, to (i) issue, sell, grant, assign, transfer or otherwise dispose of, any additional ownership interests of such Issuer or any option or warrant with respect to, or other right or security convertible into, any additional ownership interests, now or hereafter authorized, unless 65% of such additional ownership interests, options, warrants, rights or other such securities are made and shall remain part of the Pledged Property subject to the pledge and security interest granted herein, or (ii) take any action to withdraw the authority of or to limit or restrict the authority of such Issuer’s directors or officers to deal and contract with the Pledgee and to bind and obligate such Issuer.
(m) [Intentionally Omitted]
(n) The Pledgor shall not, and shall not permit the Issuer, directly or indirectly, to, amend, modify or supplement any of the provisions of the Bylaws or the Issuer’s articles of incorporation without the prior written consent of the Pledgee if any such amendment, modification or supplement could reasonably be expected to affect any rights of the Pledgee or any Secured Party hereunder or under any of the other Loan Documents, or would limit or restrict the permissible activities in which the Issuer may engage.
(o) [Intentionally Omitted]
(p) The Pledgor shall furnish, or cause to be furnished, to the Pledgee such information concerning the Issuer and the Pledged Property as the Pledgee may from time to time reasonably request.
(q) The Pledgee may notify the Issuer or the appropriate transfer agent of the Pledged Interests to register on the books of such Issuer the security interest and pledge granted herein and honor the rights of the Pledgee and the Secured Parties with respect thereto.
(r) The Pledgor shall not change its name or its jurisdiction of organization from that existing as of the date of this Agreement, except upon 15 Business Days’ prior written notice to the Pledgee and delivery to the Pledgee of copies of all filed additional financing statements, and other documents (in each case, properly executed) reasonably requested by the Pledgee to maintain the validity, perfection and priority of the security interests provided for herein.
(s) The Pledgor agrees that the Pledged Property, other collateral, or any guarantor or endorser may be released, substituted or added with respect to the Obligations, in whole or in part, without releasing or otherwise affecting the liability of the Pledgor, the pledge and security interests granted hereunder, or this Agreement.
5.	[Intentionally Omitted]

6.	[Intentionally Omitted]

7.	RIGHTS AND REMEDIES
     At any time after an Event of Default exists or has occurred and is continuing, in addition to all other rights and remedies of the Pledgee and the Secured Parties, whether provided under this Agreement, the Credit Agreement, the other Loan Documents, applicable law or otherwise, the Pledgee shall have the following rights and remedies which may be exercised without notice to, or consent by, the Pledgor except as such notice or consent is expressly provided for hereunder or such notices which the Pledgor may not waive in accordance with applicable law:
(a) The Pledgee, at its option, shall be empowered to exercise its continuing right to instruct the Issuer in writing (or the appropriate transfer agent of the Pledged Interests) to register any or all of the Pledged Interests in the name of the Pledgee or in the name of the Pledgee’s nominee (including, without limitation, any Secured Party) and the Pledgee may complete, in any manner the Pledgee may deem expedient, any assignments or other documents heretofore or hereafter executed in blank by the Secured Parties and delivered to the Pledgee. After said written instruction, and without further notice, the Pledgee shall have the exclusive right to exercise all voting and corporate rights with respect to the Pledged Property, and exercise any and all rights of conversion, redemption, exchange, subscription or any other rights, privileges, or options pertaining to the Pledged Property as if the Pledgee were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Property upon any merger, consolidation, reorganization, recapitalization or other readjustment with respect thereto. Upon the exercise of any such rights, privileges or options by the Pledgee, the Pledgee shall have the right to deposit and deliver any and all of the Pledged Property to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Pledgee may determine, all without liability, except to account for property actually received by the Pledgee. However, the Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options (all of which are exercisable in the sole discretion of the Pledgee) and shall not be responsible for any failure to do so or delay in doing so.
(b) The Pledgee may, in its good faith discretion (i) collect, foreclose, receive, appropriate, setoff and realize upon any and all Pledged Property; and (ii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Pledged Property (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Pledgee or elsewhere) at such prices or terms as the Pledgee may deem reasonable, for cash, upon credit or for future delivery, with the Pledgee having the right to purchase the whole or any part of the Pledged Property at any such public sale, all of the foregoing being free from any right or equity of redemption of the Pledgor, which right or equity of redemption is hereby expressly waived and released by the Pledgor (to the extent permitted by applicable law). If notice of disposition of Pledged Property is required by law, ten days prior notice by the Pledgee to the Pledgor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Pledged Property is to be made, shall be deemed to be reasonable notice thereof and any other notice. The Pledgee shall apply the cash proceeds of Pledged Property actually received by the Pledgee from any sale, lease, foreclosure or other disposition of the Pledged Property to payment of the Obligations then due, in whole or in part and in accordance with the terms of Section 10 of the Credit Agreement, and thereafter may hold such proceeds as cash collateral for the Obligations not then due. The Pledgor shall remain liable to the Pledgee and the Secured Parties for the payment of any deficiency with interest at the highest rate provided for in the Credit Agreement and agrees to indemnify the Pledgee and the Secured Parties from all costs and expenses of collection or enforcement incurred in good faith by each of them or on their behalf, including reasonable attorneys’ fees and expenses, as provided in the Credit Agreement.
(c) The Pledgor recognizes that the Pledgee may be unable to effect a public sale of all or part of the Pledged Property by reason of certain prohibitions contained in applicable securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Property for their own account for investment and not with a view to the distribution or resale thereof. If at the time of any sale of the Pledged Property or any part thereof, the same shall not, for any reason whatsoever, be effectively registered (if required) under applicable securities laws, as then in effect, the Pledgee in its sole and absolute discretion is authorized to sell such Pledged Property or such part thereof by private sale in such manner and under such circumstances as the Pledgee or its counsel may deem necessary or advisable in order that such sale may legally be effected without registration. The Pledgor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Pledged Property were sold at public sale, and that the Pledgee has no obligation to delay the sale of any such Pledged Property for the period of time necessary to permit the Issuer, even if such Issuer would agree, to register such Pledged Property for public sale under such applicable securities laws. The Pledgor agrees that any private sales made under the foregoing circumstances shall be deemed to have been in a commercially reasonable manner.
(d) All of the rights and remedies of the Pledgee and the Secured Parties, including, but not limited to, the foregoing and those otherwise arising under this Agreement, the Credit Agreement and the other Loan Documents, the instruments comprising the Pledged Property, applicable law or otherwise, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Pledgee may deem expedient. No failure or delay on the part of the Pledgee or any Secured Party in exercising any of its options, powers or rights or partial or single exercise thereof, shall constitute a waiver of such option, power or right.
8.	RELEASE OF COLLATERAL
(a) Upon termination of the Commitments and payment and satisfaction in full (in cash or other immediately available funds) of all Loans and all other Obligations and, in respect of contingent Letter of Credit Liabilities, after cash collateral has been deposited with respect thereto or after such Letter of Credit Liabilities have been fully guaranteed by Export Development Canada (EDC) on terms in form and substance acceptable to the Majority Banks in accordance with the terms and conditions of the Credit Agreement, the Pledged Property shall be released from the Lien created hereby and this Agreement and all obligations of the Pledgee and the Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any Person, and all rights to the Pledged Property shall revert to the Pledgor. At the request of the Pledgor following any such termination, the Pledgee shall deliver to the Pledgor any Pledged Property held by the Pledgee hereunder and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.
(b) If the Pledgee, pursuant to the terms of the Credit Agreement or any other Loan Documents, shall release any Lien upon any Pledged Property, such Pledged Property shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in the Credit Agreement or such other Loan Document. In connection therewith, the Pledgee, at the request and of the Pledgor, shall execute and deliver to the Pledgor all releases or other documents, including, without limitation, PPSA amendment or termination statements, reasonably necessary or desirable for the release of the Lien created hereby on such Pledged Property.

9.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
(a) This Agreement (including without limitation) its validity, interpretation and enforcement and any dispute arising out of the relationship between the Pledgor and the Pledgee or any Secured Party, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Alberta and federal laws applicable in Alberta.
(b) The Pledgor hereby irrevocably consents and submits to the non-exclusive jurisdiction of the courts of the Province of Alberta and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the Pledgor and the Pledgee or any Secured Party in respect of this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Pledgee and the Secured Parties shall have the right to bring any action or proceeding against the Pledgor or its property in the courts of any other jurisdiction that the Pledgee deems necessary or appropriate in order to realize on any collateral at any time granted by the Pledgor to the Pledgee or any Secured Party or to otherwise enforce its rights against the Pledgor or its property).
(c) The Pledgor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address 300, 611 – 10th Avenue SW, Calgary, Alberta, T2R 0B2 and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the mail, or, at the Pledgee’s option, by service upon the Pledgor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, the Pledgor so served shall appear in answer to such process, failing which the Pledgor may, unless otherwise agreed by the parties, be noted in default and judgment may be entered by the Pledgee against the Pledgor for the amount of the claim and other relief requested.
(d) The Pledgor hereby waives any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or any of the other Loan Documents or (ii) in any way connected with or related or incidental to the dealings of the parties hereto or thereto in respect of this agreement or any of the other Loan Documents or the transactions related hereto or thereto in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The Pledgor hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the Pledgor, any secured party or the Pledgee may file an original counterpart of a copy of this agreement with any court as written evidence of the consent of the Pledgor to the waiver of its right to trial by jury.
(e) Neither the Pledgee nor any Secured Party shall have any liability to the Pledgor (whether in tort, contract, equity or otherwise) for losses suffered by the Pledgor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless with respect to the Pledgee or any Secured Party, as applicable, it is determined by a final judgment or court order against which no appeal is pending and that is binding on the Pledgee or such Secured Party, as applicable, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of the Pledgee. In any such litigation, the Pledgee and the Secured Parties shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by them of the terms of the Credit Agreement and the other Loan Documents. The Pledgor: (i) certifies that neither the Pledgee nor any Secured Party nor any representative, agent or attorney acting for or on behalf of the Pledgee or any Secured Party has represented, expressly or otherwise, that the Pledgee and the Secured Parties would not, in the event of litigation, seek to enforce any of the waivers or other agreements for their benefit provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, the Pledgee and the Secured Parties are relying upon, among other things, the waivers and certifications set forth in this Section 9(e) and elsewhere herein and therein.
10.	MISCELLANEOUS
(a) The Pledgor authorizes the Pledgee to file or record PPSA financing statements with respect to the Pledged Property, in such form as the Pledgee reasonably determines appropriate to perfect the security interests of the Pledgee under this Agreement.
(b) The Pledgor hereby waives its rights under the PPSA or other applicable personal property legislation to receive (i) a printed copy of any financing statement registered in connection with the security interests granted under this Agreement; and (ii) the copies of any statement used by the Alberta Personal Property Registry or any other registry to confirm any such registration.
(c) The Pledgor agrees that at any time and from time to time upon the written request of the Pledgee, the Pledgor shall execute and deliver such further documents, in form satisfactory to the Pledgee’s counsel, acting reasonably and will take or cause to be taken such further acts as the Pledgee may request in order to effect the purposes of this Agreement and perfect or continue the perfection of the security interest in the Pledged Property granted to the Pledgee hereunder.
(d) Beyond the exercise of reasonable care to assure the safe custody of the Pledged Property (whether such custody is exercised by the Pledgee, or the Pledgee’s nominee, agent or bailee) the Pledgee or the Pledgee’s nominee agent or bailee shall have no duty or liability to protect or preserve any rights pertaining thereto and shall be relieved of all responsibility for the Pledged Property upon surrendering it to the Pledgor or foreclosure with respect thereto.
(e) All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by fax or other writing and faxed, mailed or delivered to the intended recipient in accordance with Section 12.02 of the Credit Agreement.
(f) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to the Pledgor, the Pledgee, any Secured Party and the Issuer pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
(g) This Agreement shall be binding upon the Pledgor and its respective successors and assigns and shall inure to the benefit of and be enforceable by the Pledgee and the Secured Parties and their respective successors, endorsees, transferees and assigns, except that the Pledgor may not assign its rights under this Agreement without the prior written consent of the Pledgee and the Secured Parties. Any such purported assignment without such express prior written consent shall be void. The liquidation, dissolution or termination of the Pledgor shall not terminate this Pledge. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Pledgor, the Pledgee and the Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
(h) This Agreement, any supplements hereto, and any instruments or documents delivered or to be delivered in connection herewith, represents the entire agreement and understanding of the parties hereto concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any exhibit hereto, the terms of this Agreement shall govern.
(i) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of the Pledgee. The Pledgee shall not by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Pledgee. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Pledgee of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy that the Pledgee would otherwise have on any future occasion, whether similar in kind of otherwise.
(j) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic delivery shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRAN TIERRA ENERGY INC.

By:	/s/ Dana Coffield

Name: Dana Coffield
Title: President and CEO

STANDARD BANK PLC
for the benefit of the Secured Parties

By:	/s/ SJ Branchflower

Name: SJ Branchflower
Title: Senior Manager

By:	/s/ Manuel Gonzalez-Spahr

Name:
Title: